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                                                                    Exhibit 12.1
                               INTEL CORPORATION
                    STATEMENT SETTING FORTH THE COMPUTATION
                     OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 (in millions)


                                                                    Six Months Ended
                                                               ---------------------------
                                                                 Jul. 2,         Jun. 26,
                                                                  1994              1993
                                                               ----------        ----------
Income before taxes                                           $  1,980           $ 1,717

Add - Fixed charges net of capitalized interest                     25                25
                                                               -------           -------

Income before taxes and fixed charges
  (net of capitalized interest)                               $  2,005          $  1,742
                                                              --------          --------

Fixed charges:

Interest*                                                      $    20            $   19

Capitalized interest                                                12                 5

Estimated interest component of
  rental expense                                                     5                 6
                                                              --------          --------

Total                                                           $   37            $   30
                                                                ======            ======


Ratio of earnings before taxes and fixed
  charges, to fixed charges                                       54.2              58.1


* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.


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